UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_____________________
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Noble Corporation plc
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Noble Corporation plc
2101 CityWest Boulevard
Suite 600, Houston, Texas 77042

SUPPLEMENT TO PROXY STATEMENT
RELATED TO 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2025

This proxy statement supplement, dated April 22, 2025 (this “Supplement”), amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Noble Corporation plc (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 27, 2025 and made available to the Company’s shareholders in connection with the Company’s 2025 Annual General Meeting of Shareholders (the “Meeting”) to be held on May 8, 2025, at 9:00 a.m., Central Time, at NobleAdvances Training & Collaboration Facility, 12550 Reed Rd STE 200, Sugar Land, Texas, 77478.  This Supplement is being filed with the SEC and made available to shareholders on or about April 22, 2025.

We are providing this Supplement to confirm and clarify the terms by which we may conduct share repurchases as further described in the section of the Proxy Statement entitled “Resolution 15 – Approve the Terms of the Agreements and Counterparties Pursuant to Which we may Purchase our Class A Ordinary Shares” (“Relevant Section”). The Relevant Section has been revised to confirm and clarify that any share repurchase program would be implemented in conjunction with our brokers and other financial institutions that are Approved Counterparties (as defined below) through open market transactions at market prices and consistent with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Rule 10b-18 under the Exchange Act), as reproduced below.

Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. No amendment is being made to the section of the Proxy Statement entitled “Notice of 2025 Annual General Meeting of Shareholders” or to those parts of the Proxy Statement that are cross-referred to in that section. This Supplement does not provide all of the information that is important to your voting decisions at the Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement.

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Resolution 15
Approve the Terms of the Agreements and Counterparties Pursuant to which we may Purchase our Class A Ordinary Shares
The SEC and the NYSE do not require shareholder approval for share repurchases, however, under the UK Companies Act, we, like other UK companies, are prohibited from purchasing our outstanding shares unless such purchase has been approved by a resolution of our shareholders. The approval of share repurchases being sought is limited to 23,800,068 shares, representing 14.99% of the issued and outstanding share capital of the Company as of March 10, 2025 (being the latest practicable date prior to the publication of the notice of meeting). UK companies may purchase their own shares by “market” purchases or “off-market” purchases. Any purchase by a UK company of its own shares other than on a recognized investment exchange is considered to be an “off-market” purchase. The NYSE, which is the only exchange on which our shares are traded, does not fall within the definition of a “recognized investment exchange” for the purposes of the UK Companies Act. As such, we may only conduct off-market purchases pursuant to a form of share repurchase contract, the terms of which have been approved by our shareholders. Shareholder authorization to enter into a share repurchase contract may only be for a maximum period of up to five years after the date of the relevant shareholder approval. Any repurchase of shares would be further subject to one or more Board authorizations that would, among other terms, restrict the amount or monetary value of shares that can be repurchased and the time period over which shares may be acquired. The Board will exercise this shareholder authority only after careful consideration, taking into account prevailing market conditions, other investment opportunities and our overall financial position.
Our Board considers it prudent for us to have the flexibility to authorize share repurchase programs under which we would be able to effect off-market purchases of a certain number or value of our Ordinary Shares. Any share repurchase program would be implemented in conjunction with our brokers and other financial institutions that are Approved Counterparties (as defined below) and would be effected through open market transactions at market prices and consistent with the requirements of Rule 10b5-1 under the Exchange Act or Rule 10b-18 under the Exchange Act, as applicable, as further detailed below.
In order to ensure the effectiveness of any repurchase program that our Board may implement, and offer greater flexibility, we are seeking shareholder approval of the terms of two forms of share repurchase contracts which may be entered into with the Approved Counterparties (as defined below) (the “Repurchase Contracts”).
•One form of agreement provides that we may instruct an Approved Counterparty from time to time to purchase for resale to us such number of our Class A ordinary shares and at such price(s) as we may instruct from time to time, subject to the conditions and limitations specified in the form of agreement itself and in Rule 10b-18 under the Exchange Act. The Approved Counterparty would receive a commission for any share purchases effected pursuant to this agreement. The agreement provides that the Approved Counterparty will purchase our Class A ordinary shares as principal and sell any Class A ordinary shares so purchased to us.
•The other form of agreement is a form of repurchase plan that provides us with the ability to periodically repurchase a specified dollar amount of our Class A ordinary shares each day through an Approved Counterparty if the Class A ordinary shares are trading below a specified price pursuant to a purchase agreement intended to comply with Rule 10b5-1 under the Exchange Act. The amount to be purchased each day, the limit price and the total amount that may be purchased under the agreement will be determined at the time the plan is executed. Adopting a repurchase plan that satisfies the conditions of Rule 10b5-1 allows us to repurchase our shares at times when we might otherwise be prevented from doing so due to self-imposed trading blackout periods or pursuant to insider trading laws. The Approved Counterparty may receive a commission pursuant to this agreement.
We may only enter into the Repurchase Contracts with counterparties approved by our shareholders. Accordingly, we are seeking approval to conduct share repurchases through the following counterparties (or their subsidiary undertakings (as defined in section 1162 of the UK Companies Act) or affiliates (as defined in Rule 12b-2 of the Exchange Act) from time to time) (collectively, the “Approved Counterparties”):
•JPMorgan Chase Bank, N.A.
•Barclays Bank PLC
•DNB Capital LLC
•HSBC Bank USA, N.A.
•Wells Fargo Bank, National Association
We are also seeking authority for all and any of our directors to enter into, complete and do all things necessary to execute the share repurchases under each of the Repurchase Contracts for and on behalf of us.
Approval of the Repurchase Contracts and counterparties does not constitute the initiation of any share repurchase program or determine the amount or timing of any share repurchase activity, which will be at the discretion of our Board. There can be no assurance as to the duration, amount, or timing of any such repurchases. Any repurchases of our Class A ordinary shares pursuant to this authority would be conducted in accordance with all applicable U.S. and UK laws. Under the UK Companies Act, shares repurchased may be held in treasury or may be cancelled. If the terms of the Repurchase Contracts are approved by our shareholders and shares are repurchased under such agreements, the Board will decide at the time of purchase whether to cancel them immediately or to hold them in treasury. If the terms of the Repurchase Contracts do not receive shareholder approval, the Company will be limited in its ability to repurchase Ordinary Shares by authority granted in connection with the Business Combination, which expires in May 2027 and which limited the repurchases to 20,601,161 shares in aggregate for which authority to purchase 8,667,571 shares remains as of the Record Date.
The authorization of the terms of the Repurchase Contracts and the counterparties thereto and of our directors to enter into, complete and do all things necessary to execute the share repurchases under each of the Repurchase Contracts, if granted, will be valid for five (5) years after the date the resolution is passed by our shareholders.
Each of the Repurchase Contracts will be made available in accordance with the UK Companies Act for inspection by our shareholders (i) at our registered office for not less than 15 days ending with the date of the Meeting and (ii) at the Meeting itself.
Recommendation
Our Board unanimously recommends that you vote FOR the following resolution:
Resolution
"THAT, for the purposes of section 694 of the Companies Act 2006, the terms of each of the contracts produced at the Meeting proposed to be entered into between the Company and any one or more of the Approved Counterparties (as defined in the Company’s proxy statement of which this notice of meeting forms part) relating to off-market purchases (as defined in section 693(2) of the Companies Act 2006) by the Company of its Class A ordinary shares (“Ordinary Shares”) be and are hereby approved and authorized, that the Company be authorized to enter into one or more such contracts with any one or more of the Approved Counterparties and that the directors of the Company be and are hereby authorized to enter into, complete and do all things necessary to execute the share purchases under each such contract for and on behalf of the Company, provided that the maximum number of Ordinary Shares hereby authorized to be purchased is 23,800,068, representing approximately 14.99% of the issued ordinary share capital of the Company as at March 10, 2025 (being the latest practicable date prior to the publication of this notice of meeting). The authorities conferred by this resolution shall, unless previously revoked, varied or renewed, expire five years after the date of the passing of this resolution, provided that the Company may make a contract to purchase its Ordinary Shares under the authority hereby conferred prior to the expiry of such authority, and may purchase its Ordinary Shares in pursuance of any such contract."
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